SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report February 19, 2008

(Date of Earliest Event Reported)

CAMELOT ENTERTAINMENT GROUP, INC.

(Exact Name of Small Business Registrant as Specified in its Charter)

DELAWARE

(State or other jurisdiction of Incorporation)

000-30785	52-2195605
(Commission File Number)	(I.R.S. Employer Identification No.)

7812 (SERVICES-MOTION PICTURE & VIDEO TAPE PRODUCTION)

(Standard Industrial Classification)

130 Vantis, Suite 140
Aliso Viejo, California 92656

(Address of principal executive offices)

(949) 334-2950

(Registrant's telephone number, including area code)

2020 Main Street, Suite 990, Irvine CA 92614

(Former Address, if changed since last report)

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SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On February 19, 2008, the Board of Directors announced that Joe Petrucelli,41, Tim Wilson, 59, and Jeff Zuckerman, 38, have been appointed to fill vacancies on the Board of Directors. They will serve on the Board of Directors until the next annual stockholders meeting.

Joe Petrucelli, 41, at-large Director, earned his Juris Doctor at California Western School of Law in San Diego and his LL.M. in taxation at the University of San Diego School of Law. Mr. Petrucelli was admitted to the State Bar of California in June 1997. Since joining the bar, Mr. Petrucelli has provided legal counseling to individuals, start-up companies and emerging companies from a number of countries on a wide variety of tax and business issues including the use of international private annuities as estate planning devices, strategies for the use of ESOPs in corporate financing and as an exit strategy for shareholders, securities law compliance with respect to both international and domestic issuers of securities, shareholders’ rights in closely held corporations, and corporate finance.

Currently, Mr. Petrucelli’s practice concentrates on providing a full range of services in the areas of tax planning, the use of captive insurance companies as risk management tools, tax compliance, integrated estate planning and family wealth preservation and corporate law (including LLCs) and he is often consulted by other professionals in the area of private annuities, charitable tax issues, complex tax matters, and complex business matters. He has also been U.S. tax counsel for Anglo Irish Trust, Ltd. (Isle of Man), which is part of the $8 billion Anglo Irish Bank Group. In addition to being recognized as an expert in a number of areas of taxation, Mr. Petrucelli routinely acts as corporate and family general counsel to a number of corporations, family foundations and wealthy families including acting as general counsel for two publicly traded corporations—Sky440, Inc., and Camelot Entertainment Group, Inc.

In addition to his law practice, Mr. Petrucelli remains active in the community having acted as an adjunct professor of federal income tax and business law at California State University San Marcos, acting as a guest lecturer at Point Loma Nazarene University in San Diego, and as an invited lecturer in the areas of tax and estate planning topics before various bar associations, including the San Diego County Bar Association and the La Jolla Bar Association as well as to the faculty and staff of the California State University System among others.

Tim Wilson, 59, at-large Director, began his professional career in 1968 as a journalist.  He was nominated for a Pulitzer Prize in photojournalism in 1975, and named in “Who’s Who in America” in 1976.   His work has been published in Time and Newsweek Magazines among others as well as in every major daily newspaper in the country.

In 1977 Mr. Wilson started a career in the real estate industry and has owned brokerage, mortgage, property management, investment and development companies ever since.  He currently operates 14 different companies that broker, manage, finance and develop real estate.

Mr. Wilson has been involved in the land development industry for more than 30 years and has a clear understanding of the risks inherent in obtaining entitlement approvals as well as the commitments necessary to achieve those objectives.  During the last three decades, Mr. Wilson has been directly involved in more than $3 billion worth of real estate developments either as an owner, a broker or a financier.

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Mr. Wilson has also owned several other successful businesses in marine contracting, consulting, high tech and finance.  In addition, he has taught stock, options, futures and currency trading to interested students worldwide, using technical and fundamental analysis.  Mr. Wilson is also a member of the Keiretsu Forum, an angel network of several hundred accredited investors that finance and mentor early stage companies from all different types of industries, including high tech, low tech and real estate.

Mr. Wilson’s education was completed at Mesa Junior College, San Diego State University and University of California at San Diego.

Jeff Zuckerman, 38, at-large Director, is Vice President of Janez Development and oversees Janez Group's acquisitions and capital raising activities. Mr. Zuckerman has more than twelve years experience in multifamily, office, industrial and retail property types.

Prior to joining Janez, Mr. Zuckerman was responsible for sourcing and structuring real estate investment transactions at AEW Capital Management LP, an international real estate advisor to pension funds and other institutions. Jeff's transactions focused on multiple property types in geographic markets across the United States.  Earlier in his career he handled acquisition transactions with GMS Realty, a West Coast real estate investment and management company.

During his real estate tenure, Mr. Zuckerman has acquired investment properties totaling more than five million square feet and valued at more than $550 million. Investments were made on behalf of entities such as Morgan Stanley Real Estate Investment Fund II, Lucent Master Pension Trust, United Technologies Inc., and JP Morgan/Chase Long Term Investment Trust. In addition, Mr. Zuckerman has extensive industry experience in capital markets, portfolio/asset management and leasing.

Mr. Zuckerman is a graduate of Syracuse University in New York and has earned a Masters of Business Administration, with a concentration in Finance, from Rutgers University School of Management. He is a member of the National Association of Industrial and Office Parks (NAIOP) and holds a California real estate license.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto authorized.

Camelot Entertainment Group, Inc.

By:	/s/ Robert P. Atwell
February 19, 2008
Robert P. Atwell
CEO

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